EXHIBIT 99.1

Ceragenix Pharmaceuticals Initiates EpiCeram® Clinical Trial

-EpiCeram® to be Compared to Mid-Strength Steroid in Children with Moderate-to-Severe Eczema-

Denver, CO, August 14, 2006 — Ceragenix Pharmaceuticals, Inc., a biopharmaceutical company focused on infectious disease and dermatology, today announced that it has begun enrolling patients in a multicenter pediatric clinical study designed to assess the efficacy of EpiCeram® compared to Cutivate®, a commonly prescribed mid-strength steroid, in patients with moderate-to-severe atopic dermatitis (eczema).  The Company expects to report  results of this trial in the fourth quarter of 2006.

The study will consist of 90 children between the ages of 6 months and 18 years of age.  45 children will receive treatment with EpiCeram and 45 will receive treatment with the steroid for a 4-week period.  The objective of the study is to determine whether Epiceram can be as effective as a mid-strength steroid in both restoring a more normal skin barrier (as measured by trans-epidermal water loss) and treating the symptoms associated with eczema (e.g. itching, inflammation, etc.).  The study is being conducted at two private dermatology practices in Trenton, New Jersey and Santa Rosa, California.

In April 2006, Ceragenix received 510(k) clearance from the FDA to market EpiCeram to improve dry skin conditions and to relieve and manage the burning and itching associated with various dermatoses including atopic dermatitis, irritant contact dermatitis, radiation dermatitis, and other dry skin conditions by maintaining a moist wound and skin environment.  EpiCeram, a new prescription-only topical cream, is based on the Company’s Barrier Repair Technology invented by Dr. Peter Elias and licensed by Ceragenix from the University of California. EpiCeram is a non-steroidal treatment for dry skin conditions, consisting of a proprietary formulation of ceramide, cholesterol and free fatty acids in a specific optimized ratio that helps restore a healthy skin barrier.

“We are pleased to announce achieving this milestone and look forward to the results in the coming months,” stated Steven Porter, Chairman and CEO of Ceragenix.  “If EpiCeram proves to be as efficacious as a mid-strength steroid, we believe it will be well received by pediatricians and dermatologists.  Topical steroids and immunosuppressants represent the majority of the estimated $1 billion market for treating eczema in the U.S.  EpiCeram is neither a steroid nor an immunosuppressant.  As a result, EpiCeram should not present the same concerns associated with both of these treatments, including the recent Black Box warning the FDA now requires on immunosuppressants.  As previously disclosed, we plan to commercialize EpiCeram by partnering with a large pharmaceutical company with experience in marketing dermatology products and those discussions are currently underway.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. (OTCBB: CGXP - News) is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms.

Ceragenix further owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram®. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the United States Food and Drug Administration (the “FDA”), successful clinical trials of the Company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, a sufficient number of patients completing the studies, and the ability to demonstrate the equivalence of EpiCeram® to a mid strength steroid , the ability of the Company to commercialize its planned products, the ability of the Company to consummate a favorable marketing agreement with a partner to market EpiCeram®, market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the Company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the Company, may be significant, now or in the future, and these factors may affect the Company to a greater extent than indicated.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the Company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2006. Except as required by law, the Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or Robert Stanislaro
Financial Dynamics
(212) 850-5657